Exhibit 99.1

FOR IMMEDIATE RELEASE April 21, 2010

StanCorp Financial Group, Inc. Reports First Quarter 2010 Earnings

PORTLAND, Ore. — April 21, 2010 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the first quarter of 2010 of $49.7 million, or $1.04 per diluted share, compared to net income for the first quarter of 2009 of $32.7 million, or $0.67 per diluted share. After-tax net capital losses were $4.4 million for the first quarter of 2010, compared to after-tax net capital losses of $17.3 million for the first quarter of 2009. Earnings for the first quarter of 2010 included a non-cash charge of $1.0 million, or $0.02 per share, resulting from reduced deductibility of retiree health care costs under the recently passed federal health care legislation.

Net income excluding after-tax net capital gains and losses was $1.13 per diluted share for the first quarter of 2010, compared to $1.13 per diluted share for the first quarter of 2009. Results for the first quarter of 2009 excluded after-tax one-time costs of $5.4 million for operating expense reduction initiatives (see discussion of non-GAAP financial measures below). Results for the first quarter of 2010 reflected lower premiums in the Insurance Services segment, offset by comparatively favorable earnings in the Asset Management segment.

“We are pleased by our earnings for the first quarter, with group claims experience in line with last year,” said Greg Ness, president and chief executive officer. “We are encouraged by our strong first quarter group insurance sales and our steady persistency levels that were in line with our expectations. We have a solid foundation to build on, and as the economy recovers, we expect to see organic growth return to our customer base.”

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $78.6 million for the first quarter of 2010, compared to $86.0 million for the first quarter of 2009. The decrease in income before income taxes was primarily due to lower premiums.

Premiums for the Insurance Services segment decreased 6.7% to $506.4 million for the first quarter of 2010, compared to $542.9 million for the first quarter of 2009. Group insurance premiums for the first quarter of 2010 were $465.9 million, a 4.0% decrease compared to the first quarter of 2009. The decrease in premiums reflected the ongoing effects of challenging economic conditions on wage rates and job growth. These factors affect the growth of the Company’s existing customer base. Premiums for individual disability insurance for the first quarter of 2010 were $40.5 million, compared to $57.6 million for the first quarter of 2009. Individual disability premiums for the first quarter of 2009 included a one-time premium increase of approximately $18 million related to the termination of reinsurance agreements on a block of individual disability insurance.

Sales for the group insurance businesses, reported as annualized new premiums, were $155.2 million and $100.1 million for the first quarters of 2010 and 2009, respectively. The increase in sales for the first quarter of 2010 compared to the first quarter of 2009 reflected strong demand for the Company’s products and services, including a number of new and enhanced offerings.

The benefit ratio for group insurance for the first quarter of 2010 was 76.1%, compared to 75.8% for the first quarter of 2009. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The discount rate used in the first quarter of 2010 for newly established long term disability claim reserves increased 50 basis points to 5.00%, compared to 4.50% for the fourth quarter of 2009. This represents a 50 basis point decrease compared to 5.50% for the first quarter of 2009. A 50 basis point reduction in the discount rate has a corresponding reduction in comparable quarterly pre-tax income of approximately $4 million.

The benefit ratio for individual disability insurance was 61.2% for the first quarter of 2010, compared to 72.2% for the first quarter of 2009. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will fluctuate more than the benefit ratio for the group insurance business.

Asset Management

The Asset Management segment reported income before income taxes of $12.2 million for the first quarter of 2010, compared to $4.5 million for the first quarter of 2009, primarily reflecting an increase in administrative fee revenues from its retirement plans business, in addition to lower operating expenses.

Assets under administration for the Asset Management segment, which includes retirement plans, individual annuities, private client wealth management and commercial mortgage loans managed for other investors, increased $2.61 billion or 13.7% to $21.64 billion at March 31, 2010, compared to $19.03 billion at March 31, 2009, primarily reflecting higher equity values in retirement plan assets under administration.

Operating expenses for the Asset Management segment decreased to $30.3 million for the first quarter of 2010, compared to $32.9 million for the first quarter of 2009, reflecting savings from expense reduction initiatives implemented during 2009.

StanCorp Mortgage Investors originated $140.6 million and $180.3 million of commercial mortgage loans for the first quarters of 2010 and 2009, respectively. The decrease in originations was primarily due to the continued low level of purchase and sale activity in the commercial real estate market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, interest on debt, other unallocated expenses including one-time costs, net capital gains and losses related to the impairment or the disposition of the Company’s invested assets and adjustments made in consolidation. The Other category reported a loss before income taxes of $15.0 million for the first quarter of 2010, compared to a loss before income taxes of $41.4 million for the first quarter of 2009.

Net capital losses for the first quarter of 2010 were $7.0 million, compared to net capital losses of $26.7 million for the first quarter of 2009. Net capital losses for the first quarter of 2010 were primarily due to a $9.7 million increase in the commercial mortgage loan loss allowance generally related to a single borrower. Net capital losses for the first quarter of 2009 were primarily related to the sales of fixed maturity security holdings of financial institutions and certain insurance companies.

The loss in the Other category for the first quarter of 2009 also included additional expenses of $8.4 million related to one-time costs for operating expense reduction initiatives.

Fixed Maturity Securities and Commercial Mortgage Loans

At March 31, 2010, the Company’s investment portfolio consisted of approximately 59% fixed maturity securities, 40% commercial mortgage loans, and 1% real estate. The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at March 31, 2010.

At March 31, 2010, commercial mortgage loans in the Company’s investment portfolio totaled $4.30 billion on approximately 5,600 commercial mortgage loans. The estimated average loan-to-value ratio for the overall portfolio was 66%, and the average loan balance retained by the Company in the portfolio was approximately $0.8 million. Mortgage loans more than 60 days delinquent were 0.44% and 0.23% of the portfolio balance at March 31, 2010 and 2009, respectively. The Company does not have any direct exposure to sub-prime, alt-A mortgages or CMBS in its investment portfolio.

Capital and Book Value

The Company’s available capital was approximately $320 million at March 31, 2010. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio (“RBC”) of 300% and cash and capital at the holding company and non-insurance subsidiaries. The Company reported available capital after subtracting an allocation for expected annual interest and dividends.

The Company’s book value per share grew 32.0% from $28.86 at March 31, 2009, to $38.10 at March 31, 2010. The Company’s book value per share excluding accumulated other comprehensive income or loss (“AOCI”) grew 11.8% from $32.07 at March 31, 2009, to $35.85 at March 31, 2010.

Share Repurchases

Diluted weighted-average shares outstanding for the first quarters of 2010 and 2009 were 47.7 million and 49.0 million, respectively. For the first quarter of 2010, the Company repurchased approximately 0.5 million shares at a total cost of $22.0 million, which resulted in a volume weighted-average price of $41.11 per share. At March 31, 2010, the Company had approximately 3.8 million shares remaining under its repurchase authorizations, which expire on December 31, 2011.

Non-GAAP Financial Measures

Financial measures that exclude after-tax one-time costs, after-tax net capital gains and losses, and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax one-time costs and after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because one-time costs and capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax one-time costs and after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities— is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.0 million customers nationwide as of March 31, 2010, with group and individual disability insurance, group life, AD&D, dental and vision insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on April 22, 2010, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s first quarter 2010 results.

To listen to the live webcast of this conference call, log on to www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through June 11, 2010.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 62371640. The replay will be available through April 30, 2010.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.
•	Availability of capital required to support business growth and the effective utilization of capital, including the ability to achieve financing through debt or equity.
•	Changes in liquidity needs and the liquidity of assets in its investment portfolio.
•	Integration and performance of business acquired through reinsurance or acquisition.
•	Financial strength and credit ratings.
•	Changes in the regulatory environment at the state or federal level including changes in income taxes or changes in U.S. GAAP accounting principles, practices or policies.
•	Findings in litigation or other legal proceedings.
•	Intent and ability to hold investments consistent with its investment strategy.
•	Receipt of dividends from, or contributions to, its subsidiaries.
•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.
•	Adequacy of asset/liability management.
•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.
•	Levels of persistency.
•	Adequacy of reserves established for future policy benefits.
•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.
•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.
•	Competition from other insurers and financial services companies, including the ability to competitively price its products.
•	Ability of reinsurers to meet their obligations.
•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.
•	Achievement of anticipated levels of operating expenses.
•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.
•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.
•	Credit quality of the holdings in its investment portfolios.
•	The condition of the economy and expectations for interest rate changes.
•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.
•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.
•	Adequacy of mortgage loan loss allowances.
•	Concentration of commercial mortgage loan assets collateralized in California.
•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

###

Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

E-mail: bob.speltz@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended March 31,
	2010	2009
	Unaudited
Revenues:
Premiums:
Insurance Services	$506.4	$542.9
Asset Management	1.1	2.1

Total premiums	507.5	545.0

Administrative fees:
Insurance Services	2.0	2.0
Asset Management	29.9	25.5
Other	(3.6)	(3.3)

Total administrative fees	28.3	24.2

Net investment income:
Insurance Services	84.0	82.9
Asset Management	61.3	54.5
Other	4.6	6.1

Total net investment income	149.9	143.5
Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities	—	(3.3)
All other net capital losses	(7.0)	(23.4)

Total net capital losses	(7.0)	(26.7)

Total revenues	678.7	686.0

Benefits and expenses:
Benefits to policyholders	382.4	412.5
Interest credited	39.6	34.0
Operating expenses	114.8	126.2
Commissions and bonuses	54.9	54.6
Premium taxes	9.1	8.3
Interest expense	9.7	9.9
Net increase in deferred acquisition costs, value of business acquired and intangibles	(7.6)	(8.6)

Total benefits and expenses	602.9	636.9

Income (loss) before income taxes:
Insurance Services	78.6	86.0
Asset Management	12.2	4.5
Other	(15.0)	(41.4)

Total income before income taxes	75.8	49.1
Income taxes	26.1	16.4

Net income	49.7	32.7

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on available-for sale securities:
Unrealized capital gains (losses) on available-for-sale securities, net	39.1	(16.7)
Reclassification adjustment for net capital (gains) losses included in net income, net	(2.6)	15.9
Employee benefit plans:
Prior service cost and net losses arising during the period, net	(2.5)	(3.9)
Reclassification adjustment for amortization to net periodic pension cost, net	0.9	1.1

Other comprehensive income (loss)	34.9	(3.6)

Comprehensive income	$84.6	$29.1

Net income per common share:
Basic	$1.05	$0.67
Diluted	1.04	0.67

Weighted-average common shares outstanding:
Basic	47,402,609	48,963,496
Diluted	47,679,206	49,013,181

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	March 31, 2010	December 31, 2009
	Unaudited
Assets:
Investments:
Fixed maturity securities – available-for-sale	$6,292.2	$6,167.3
Short-term investments	1.0	1.1
Commercial mortgage loans, net	4,304.5	4,284.8
Real estate, net	113.3	113.5
Policy loans	3.1	3.1

Total investments	10,714.1	10,569.8
Cash and cash equivalents	99.3	108.3
Premiums and other receivables	101.7	104.4
Accrued investment income	114.9	108.8
Amounts recoverable from reinsurers	936.7	935.0
Deferred acquisition costs, value of business acquired and intangibles, net	344.4	338.8
Goodwill, net	36.0	36.0
Property and equipment, net	122.6	127.2
Other assets	37.2	66.7
Separate account assets	4,393.5	4,174.5

Total assets	$16,900.4	$16,569.5

Liabilities and shareholders’ equity:
Liabilities:
Future policy benefits and claims	$5,369.0	$5,368.7
Other policyholder funds	4,388.0	4,337.1
Deferred tax liabilities, net	55.8	30.0
Short-term debt	2.8	2.9
Long-term debt	552.9	553.2
Other liabilities	334.8	367.7
Separate account liabilities	4,393.5	4,174.5

Total liabilities	15,096.8	14,834.1

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 47,344,740 and 47,744,524 shares issued at March 31, 2010 and December 31, 2009, respectively	204.0	220.4
Accumulated other comprehensive Income	106.3	71.4
Retained earnings	1,493.3	1,443.6

Total shareholders’ equity	1,803.6	1,735.4

Total liabilities and shareholders’ equity	$16,900.4	$16,569.5

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions)

	Three Months Ended March 31,
	2010	2009
	Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	65.8%	65.9%
Individual Disability Insurance	46.4	59.6
Insurance Services segment (including interest credited)	64.0	65.2
% of total premiums:
Group Insurance (including interest credited)	76.1%	75.8%
Individual Disability Insurance	61.2	72.2
Insurance Services segment (including interest credited)	74.9	75.4

Reconciliation of non-GAAP financial measures:
Net income	$49.7	$32.7
After-tax one-time costs	—	(5.4)
After-tax net capital losses	(4.4)	(17.3)

Net income excluding after-tax one-time costs and after-tax net capital losses	$54.1	$55.4

Net capital losses	$(7.0)	$(26.7)
Taxes on net capital losses	(2.6)	(9.4)

After-tax net capital losses	$(4.4)	$(17.3)

Diluted earnings per common share:
Net income	$1.04	$0.67
After-tax one-time costs	—	(0.11)
After-tax net capital losses	(0.09)	(0.35)

Net income excluding after-tax one-time costs and after-tax net capital losses	$1.13	$1.13

Shareholders’ equity	$1,803.6	$1,413.6
Accumulated other comprehensive income (loss)	106.3	(157.5)

Shareholders’ equity excluding accumulated other comprehensive income (loss)	$1,697.3	$1,571.1

Net income return on average equity	11.2%	9.4%
Net income return on average equity (excluding accumulated other comprehensive income (loss))	11.8	8.4
Net income return on average equity (excluding after-tax one-time costs, after-tax net capital losses and accumulated other comprehensive income (loss))	12.9	14.3

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$81.2	$82.2
Net gain from operations after federal income taxes and before net realized capital gains (losses)	51.4	58.0

	March 31, 2010	December 31, 2009
	Unaudited
Capital and surplus	$1,239.6	$1,243.2
Asset valuation reserve	94.9	89.7